Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR FULL YEAR 2016;
INCREASES DIVIDEND 5% TO $0.40 PER QUARTER

•	Full year revenues grew 2% on an equivalent basis and 0.8% on a reported basis

•	Full year adjusted diluted EPS excluding amortization of $4.77, up 6% versus prior year

•	Full year reported diluted EPS of $4.87, up 29% versus prior year

•	Fourth quarter revenues grew 0.6% on an equivalent basis versus 2014; down 1.8% on a reported basis versus 2014

•	Fourth quarter adjusted diluted EPS excluding amortization of $1.19, up 0.8% versus prior year

•	Fourth quarter reported diluted EPS of $1.29, up 2.4% versus prior year

•	Full year 2016 adjusted diluted EPS excluding amortization expense expected to be between $5.02 and $5.17

MADISON, N.J., JANUARY 28, 2016 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the fourth quarter ended December 31, 2015, adjusted income from continuing operations was $157 million, essentially unchanged from 2014. Adjusted diluted EPS excluding amortization was $1.19 in the fourth quarter of 2015, compared to $1.18 in 2014.

For the fourth quarter of 2015, reported income from continuing operations was $188 million, or $1.29 per diluted share. Reported income from continuing operations in the fourth quarter of 2015 benefitted from the recognition of deferred tax benefits totaling $58 million, or $0.40 per diluted share. This benefit was partially offset by $27 million after tax, or $0.19 per diluted share, of charges primarily related to restructuring and integration costs and ongoing efforts to drive operational excellence. In the fourth quarter of 2014, reported income from continuing operations was $185 million, or $1.26 per diluted share. Reported income from continuing operations in the fourth quarter of 2014 benefited from the favorable resolution of tax contingencies of $44 million, or $0.30 per diluted share. This benefit was partially offset by $17 million after tax, or $0.12 per diluted share, of charges primarily related to restructuring and integration costs and ongoing efforts to drive operational excellence.

Fourth quarter 2015 revenues were $1.85 billion. Revenues grew 0.6% versus the prior year on an equivalent basis, which excludes the fourth quarter 2014 revenues of the clinical trials testing business contributed to the Q2 Solutions joint venture in July 2015. On a reported basis, revenues were lower by 1.8% compared to a year ago. Diagnostic information services revenues grew by 0.4% versus the prior year. Volume, measured by the number of requisitions, grew by 0.3% versus the prior year and revenue per requisition increased by 0.1%.

For the fourth quarter of 2015, adjusted operating income from continuing operations grew to $288 million, or 15.5% of revenues, compared to $283 million, or 15.0% of revenues, a year ago. For the fourth quarter of 2015, reported operating income from continuing operations was $239 million, or 12.9% of revenues, compared to $257 million, or 13.7% of revenues a year ago. Reported cash provided by operations was $271 million.

“We finished 2015 with a solid quarter, delivering both revenue and earnings growth. For the year, we increased adjusted operating income by 7.5% as a result of our return to growth and our operational excellence program,” said Steve Rusckowski, President and CEO. “Looking ahead to 2016, the growth we are projecting is based on continued execution of our five point strategy, which includes two recently announced hospital opportunities and the launch of our Data Diagnostics solution with Inovalon.”

Full Year 2015 Performance

Revenues for 2015 were $7.5 billion, an increase of 2% on an equivalent basis. On a reported basis, revenues grew by 0.8% compared to a year ago.

Adjusted diluted EPS excluding amortization was $4.77 for 2015 and grew 6% compared to 2014. Reported income from continuing operations for 2015 was $709 million, or $4.87 per diluted share, compared to $551 million, or $3.78 per diluted share, in 2014. Reported income from continuing operations in 2015 benefitted from the net gain on the contribution to the clinical trials joint venture and recognition of deferred tax benefits which were partially offset by restructuring and integration charges as well as debt refinancing and other charges.

Adjusted operating income from continuing operations for 2015 grew 7.5% to $1.2 billion, or 16.1% of revenues, compared to $1.1 billion, or 15.0% of revenues, for 2014. On a reported basis, operating income from continuing operations was $1.4 billion, or 18.7% of revenues, compared to $983 million, or 13.2% of revenues, in 2014. Reported operating income from continuing operations in 2015 benefitted from the gain on the contribution to the clinical trials joint venture.

Adjusted cash provided by operations was $899 million for 2015.  Reported cash provided by operations for 2015 was $810 million and was negatively impacted by after tax cash charges associated with the company's debt refinancing.  Capital expenditures for 2015 were $263 million.

Dividend Increased

Quest Diagnostics' Board of Directors authorized a 5% increase in its quarterly dividend from $0.38 to $0.40 per share, or $1.60 per share annually, payable on April 20, 2016, to shareholders of record of Quest Diagnostics common stock on April 6, 2016. The increase is the company’s fifth dividend increase since 2011.

Outlook for Full Year 2016

For 2016, the company estimates results before special items as follows:

•	Revenues to be between $7.52 billion and $7.59 billion, an increase of 1.5% to 2.5% over 2015 revenues on an equivalent basis.

•
As part of the company’s strategy to refocus on diagnostic information services, the company contributed its clinical trials testing business to the Q2 Solutions joint venture in July 2015. Revenues on an equivalent basis for full year 2015 are $7.41 billion and represent the reported revenues excluding 2015 clinical trials revenue totaling $85 million.

•	Adjusted diluted EPS excluding amortization expense to be between $5.02 and $5.17.

•	Cash provided by operations to approximate $1 billion.

•	Capital expenditures to be between $250 million and $300 million.

Note on Non-GAAP Financial Measures

As used in this press release: (i)  for the purpose of income measures the term "adjusted" refers to operating performance measures that exclude special items such as gain on the contribution to the clinical trials joint venture, charges on retirement of debt and related refinancing charges, restructuring and integration charges, recognition of certain income tax benefits, charges in equity earnings in equity method investees and other items; (ii) the term "adjusted diluted EPS excluding amortization expense" represents the company's results before the impact of special items and amortization expense;  (iii) the term "adjusted cash provided by operations" represents cash provided by operations before the cash impact of charges on retirement of debt; (iv) reference to "revenues on an equivalent basis" when comparing 2015 results to 2014 results represents 2014 reported revenues excluding clinical trials revenues reported in the third and fourth quarters of 2014; and (v) reference to “revenues on an equivalent basis" in the Outlook for Full Year 2016 section represents 2015 reported revenues excluding clinical trials revenues for 2015. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States.  Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-568-0748 for domestic callers or 203-369-3927 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time today until midnight Eastern Time on February 27, 2016.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports. This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

# # #

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2015 and 2014
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net revenues	$1,849	$1,883	$7,493	$7,435

Operating costs and expenses:
Cost of services	1,150	1,184	4,657	4,637
Selling, general and administrative	429	427	1,679	1,728
Amortization of intangible assets	20	23	81	94
Gain on contribution of business to joint venture	—	—	(334)	—
Other operating expense (income), net	11	(8)	11	(7)
Total operating costs and expenses	1,610	1,626	6,094	6,452

Operating income	239	257	1,399	983

Other income (expense):
Interest expense, net	(36)	(42)	(153)	(164)
Other income (expense), net	3	1	(143)	4
Total non-operating expenses, net	(33)	(41)	(296)	(160)

Income from continuing operations before income taxes and equity in earnings of equity method investees	206	216	1,103	823
Income tax expense	(14)	(28)	(373)	(262)
Equity in earnings of equity method investees, net of taxes	8	7	23	26
Income from continuing operations	200	195	753	587
Income from discontinued operations, net of taxes	—	5	—	5
Net income	200	200	753	592
Less: Net income attributable to noncontrolling interests	12	10	44	36
Net income attributable to Quest Diagnostics	$188	$190	$709	$556

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$188	$185	$709	$551
Income from discontinued operations, net of taxes	—	5	—	5
Net income	$188	$190	$709	$556

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$1.31	$1.27	$4.92	$3.80
Income from discontinued operations	—	0.03	—	0.03
Net income	$1.31	$1.30	$4.92	$3.83

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$1.29	$1.26	$4.87	$3.78
Income from discontinued operations	—	0.03	—	0.03
Net income	$1.29	$1.29	$4.87	$3.81

Weighted average common shares outstanding:
Basic	143	145	144	145
Diluted	144	146	145	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2015 and 2014
(in millions, except per share data)
(unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$133	$192
Accounts receivable, net	901	932
Inventories	84	110
Deferred income taxes	—	169
Prepaid expenses and other current assets	207	186
Assets held for sale	176	14
Total current assets	1,501	1,603
Property, plant and equipment, net	925	933
Goodwill	5,905	6,032
Intangible assets, net	984	1,071
Investment in equity method investees	473	46
Other assets	174	172
Total assets	$9,962	$9,857

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,014	$1,191
Current portion of long-term debt	159	518
Total current liabilities	1,173	1,709
Long-term debt	3,492	3,224
Other liabilities	514	594
Redeemable noncontrolling interest	70	—
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2015 and 2014; 216 shares and 215 shares issued at December 31, 2015 and 2014, respectively	2	2
Additional paid-in capital	2,481	2,418
Retained earnings	6,199	5,723
Accumulated other comprehensive loss	(38)	(27)
Treasury stock, at cost; 73 shares and 71 shares at December 31, 2015 and 2014, respectively	(3,960)	(3,815)
Total Quest Diagnostics stockholders' equity	4,684	4,301
Noncontrolling interests	29	29
Total stockholders' equity	4,713	4,330
Total liabilities and stockholders' equity	$9,962	$9,857

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2015 and 2014
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$753	$592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	304	314
Provision for doubtful accounts	297	296
Deferred income tax provision	112	23
Stock-based compensation expense	52	51
Excess tax benefits from stock-based compensation arrangements	(5)	—
Gain on contribution of business to joint venture	(334)	—
Other, net	6	(12)
Changes in operating assets and liabilities:
Accounts receivable	(262)	(312)
Accounts payable and accrued expenses	(31)	68
Income taxes payable	(41)	(84)
Other assets and liabilities, net	(41)	2
Net cash provided by operating activities	810	938
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(67)	(728)
Capital expenditures	(263)	(308)
Investment in equity method investee	(33)	—
Decrease in investments and other assets	1	11
Net cash used in investing activities	(362)	(1,025)
Cash flows from financing activities:
Proceeds from borrowings	2,453	2,018
Repayments of debt	(2,537)	(1,647)
Purchases of treasury stock	(224)	(132)
Exercise of stock options	60	78
Excess tax benefits from stock-based compensation arrangements	5	—
Dividends paid	(212)	(187)
Distributions to noncontrolling interests	(42)	(31)
Sale of noncontrolling interest in subsidiary	63	—
Payment of deferred business acquisition consideration	(51)	—
Other financing activities, net	(22)	(7)
Net cash (used in) provided by financing activities	(507)	92
Net change in cash and cash equivalents	(59)	5
Cash and cash equivalents, beginning of period	192	187
Cash and cash equivalents, end of period	$133	$192

Cash paid during the period for:
Interest	$172	$170
Income taxes	$319	$327

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$188	$185	$709	$551
Income from discontinued operations, net of taxes	—	5	—	5
Net income available to common stockholders	$188	$190	$709	$556

Income from continuing operations	$188	$185	$709	$551
Less: Earnings allocated to participating securities	—	—	3	2
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$188	$185	$706	$549

Weighted average common shares outstanding - basic	143	145	144	145
Effect of dilutive securities:
Stock options and performance share units	1	1	1	—
Weighted average common shares outstanding - diluted	144	146	145	145

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$1.31	$1.27	$4.92	$3.80
Income from discontinued operations	—	0.03	—	0.03
Net income	$1.31	$1.30	$4.92	$3.83

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$1.29	$1.26	$4.87	$3.78
Income from discontinued operations	—	0.03	—	0.03
Net income	$1.29	$1.29	$4.87	$3.81

2)Adjusted amounts for operating income, operating income as a percentage of net revenues and income from continuing operations attributable to Quest Diagnostics' stockholders represent the company's results before the impact of special items, such as the gain on contribution of business to clinical trials joint venture, charges on retirement of debt and related refinancing charges, restructuring and integration charges, charges in equity in earnings of equity method investeees, recognition of certain income tax benefits and other items. Adjusted diluted EPS excluding amortization expense represents the company's results before the impact of special items and amortization expense. Revenue on an equivalent basis represents 2014 net revenues excluding clinical trials testing revenues in the third and fourth quarters of 2014. Adjusted cash provided by operations represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations and cash flows from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconciles reported results to adjusted results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$239	$257	$1,399	$983
Gain on contribution of business to clinical trials joint venture (a)	—	—	(334)	—
Restructuring and integration charges (b)	22	30	105	121
Other (c)	27	(4)	33	15

Adjusted operating income	$288	$283	$1,203	$1,119

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	12.9%	13.7%	18.7%	13.2%
Gain on contribution of business to clinical trials joint venture (a)	—	—	(4.4)	—
Restructuring and integration charges (b)	1.2	1.5	1.4	1.6
Other (c)	1.4	(0.2)	0.4	0.2

Adjusted operating income as a percentage of net revenues	15.5%	15.0%	16.1%	15.0%

Adjusted income from continuing operations:
Income from continuing operations attributable to Quest Diagnostics' stockholders	$188	$185	$709	$551
Gain on contribution of business to clinical trials joint venture (a) (e)	—	—	(189)	—
Charges on retirement of debt and related refinancing charges (d) (e)	(2)	—	90	—
Restructuring and integration charges (b) (e)	13	18	64	77
Charges in equity in earnings of equity method investees (f)	—	—	3	—
Income tax benefits (g)	(58)	(44)	(58)	(44)
Other (c) (e)	16	(1)	21	14

Adjusted income from continuing operations	$157	$158	$640	$598

Adjusted diluted EPS:
Diluted earnings per common share	$1.29	$1.26	$4.87	$3.78
Gain on contribution of business to clinical trials joint venture (a) (e)	—	—	(1.30)	—
Charges on retirement of debt and related refinancing charges (d) (e)	(0.01)	—	0.62	—
Restructuring and integration charges (b) (e)	0.09	0.13	0.44	0.53
Charges in equity in earnings of equity method investees (f)	—	—	0.02	—
Income tax benefits (g)	(0.40)	(0.30)	(0.40)	(0.30)
Other (c) (e)	0.11	(0.01)	0.14	0.09
Amortization expense (h)	0.11	0.10	0.38	0.40

Adjusted diluted EPS excluding amortization expense	$1.19	$1.18	$4.77	$4.50

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(dollars in millions)
Revenue on an equivalent basis:
Net revenues	$1,849	$1,883	$7,493	$7,435
Clinical trials revenue (i)	—	(46)	—	(87)

Revenue on an equivalent basis	$1,849	$1,837	$7,493	$7,348

Adjusted cash provided by operations:
Cash provided by operations	$271	$303	$810	$938
Cash charges on retirement of debt (j)	(14)	—	89	—

Adjusted cash provided by operations	$257	$303	$899	$938

(a)	Represents the gain associated with the contribution of our clinical trials testing business to Q2 Solutions, the clinical trials joint venture with Quintiles Transnational Holdings Inc.

(b)
Represents costs, primarily associated with workforce reductions and professional fees, incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(dollars in millions)
Cost of services	$12	$13	$63	$50
Selling, general and administrative	10	16	42	69
Other operating expense (income), net	—	1	—	2

	$22	$30	$105	$121

(c)
For the three months ended December 31, 2105, primarily represents non-cash asset impairment charges and other costs associated with winding down subsidiaries as well as costs incurred related to legal matters. For the twelve months ended December 31, 2015, primarily represents non-cash asset impairment charges and other costs associated with Celera Products and the winding down of another subsidiary as well as costs incurred related to legal matters, partially offset by a pre-tax gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

For the three months ended December 31, 2014, represents a pre-tax gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition, partially offset by costs incurred related to legal matters. For the twelve months ended December 31, 2014, represents costs incurred related to legal matters, partially offset by a pre-tax gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition.

(d)
Charges on retirement of debt and related refinancing charges represent: charges associated with the March 2015 cash tender offer (the "Tender Offer") in which the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption (the "Redemption") in which the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the impact of pre-tax charges on retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(dollars in millions)
Interest expense, net	$—	$—	$6	$—
Other expense, net	—	—	144	—

	$—	$—	$150	$—

(e)
For the gain on contribution of business to clinical trials joint venture, the associated deferred tax liability was calculated using a combined tax rate of 43.3% and does not result in any significant current taxes payable. For the charges on retirement of debt and related refinancing charges, income tax benefits were calculated such that the combined tax rate for the full year was 40%. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rates of 38.9% and 38.2% for 2015 and 2014, respectively.

(f)	Charges in equity in earnings of equity method investees of $5 million, pre-tax, primarily consist of restructuring and integration charges incurred by the clinical trials joint venture.

(g)
For the three and twelve months ended December 31, 2015, represents the recognition of a deferred tax benefit associated with winding down a subsidiary. For the three and twelve months ended December 31, 2014, represents a benefit associated with the favorable resolution of certain tax contingencies.

(h)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using combined tax rates of 38.9% and 38.2% for 2015 and 2014, respectively. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(dollars in millions)
Amortization of intangible assets	$20	$23	$81	$94
Equity in earnings of equity method investees, net of taxes	4	—	8	—

	$24	$23	$89	$94

(i)
Effective July 1, 2015, the company’s clinical trials testing business was contributed to the clinical trials joint venture. Clinical trials revenue reported in the third and fourth quarters of 2014 is excluded to provide 2014 revenue on an equivalent basis.

(j)
Represents the portion of the estimated cash tax benefit realized on the retirement of debt in connection with the recent debt refinancing during the three months ended December 31, 2015. For the twelve months ended December 31, 2015, represents $146 million of pre-tax cash charges on retirement of debt in connection with our recent debt refinancing, net of the estimated cash tax benefit realized.

3)
For the twelve months ended December 31, 2015, the $334 million gain on contribution of business to joint venture represents the gain associated with the contribution of our clinical trials testing business to the clinical trials joint venture.

4)
Other operating expense (income), net includes miscellaneous income and expense items related to operating activities. For the three months ended December 31, 2015, other operating expense (income), net principally includes non-cash asset impairment charges associated with winding down a subsidiary. Other operating expense (income), net for the twelve months ended December 31, 2015, principally includes non-cash asset impairment charges primarily associated with Celera Products and the winding down of another subsidiary, partially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

For the three and twelve months ended December 31, 2014, other operating expense (income), net includes a gain of $9 million associated with a decrease in the fair value of the contingent consideration accrual associated with the Summit Health acquisition.

5)
Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the twelve months ended December 31, 2015, other income (expense), net includes $144 million of pre-tax charges on the retirement of debt associated with the Tender Offer and Redemption.

6)
For the three months ended December 31, 2015, the company repurchased 0.8 million shares of its common stock at an average price of $68.14 per share for $50 million. For the twelve months ended December 31, 2015, the company repurchased 3.2 million shares of its common stock at an average price of $70.54 per share for $224 million. At December 31, 2015, $972 million remained available under the Company’s share repurchase authorizations.

7)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. This measure is presented because management believes it is a useful adjunct to the corresponding amount determined under accounting principles generally accepted in the United States since it is meaningful to evaluate the company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amount determined under accounting principles generally accepted in the United States:

	Low	High
Diluted earnings per common share	$4.63	$4.78
Amortization expense, net of tax (a)	0.39	0.39

Adjusted diluted EPS excluding amortization expense	$5.02	$5.17

(a)
Represents the estimated impact of amortization expense for 2016 on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$74
Amortization expense included in equity in earnings of equity method investees, net of taxes	17

Total pre-tax amortization expense	$91

Total amortization expense, net of an estimated tax benefit	$56

8)
The outlook for 1.5% to 2.5% revenue growth on an equivalent basis in 2016 represents management’s estimates for 2016 versus reported 2015 revenues adjusted to exclude the 2015 revenues from the clinical trials testing business. In 2015, the company contributed its clinical trials testing business to the clinical trials joint venture. Consequently, our 2016 revenues will not include revenues associated with that business. Revenues for 2015 have been adjusted to exclude clinical trials testing revenues to provide an equivalent basis for our growth outlook.

The following table reconciles our 2015 net revenues determined under accounting principles generally accepted in the United States with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue (a)	(40)	(45)	—	—	(85)

2015 Revenue on an equivalent basis	$1,799	$1,880	$1,880	$1,849	$7,408

(a)	The 2015 excluded revenue is comprised of clinical trials testing revenues reported in the first and second quarters of 2015.